EXHIBIT 4.2

FIRST SUPPLEMENTAL INDENTURE,

by and among

GLP CAPITAL, L.P.

and GLP FINANCING II, INC.,

as Issuers,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

Dated as of March 28, 2016

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) is dated as of March 28, 2016, by and among GLP CAPITAL, L.P., a Pennsylvania limited partnership (the “Operating Partnership”), and GLP FINANCING II, INC., a Delaware corporation (“Capital Corp.” and, together with the Operating Partnership, the “Issuers”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuers, Gaming and Leisure Properties, Inc., as Parent Guarantor, and the Trustee entered into an Indenture dated as of October 30, 2013 (the “Original Indenture” and, as amended, supplemented and modified by this First Supplemental Indenture, the “Indenture”) pursuant to which the Issuers may from time to time create and issue Notes of one or more series; and

WHEREAS, Section 9.01(a) of the Original Indenture provides that the Issuers and the Trustee may amend or supplement the Original Indenture without the consent of any Holder of a Note to cure any ambiguity, defect, mistake or inconsistency; and

WHEREAS, Section 9.01(i) of the Original Indenture provides that the Issuers and the Trustee may amend or supplement the Original Indenture or the Notes without the consent of any Holder of a Note to conform the text of the Original Indenture or the Notes to any provision of the Description of Notes contained in the Offering Memorandum as set forth in an Officer’s Certificate; and

WHEREAS, the Issuers have provided to the Trustee an Officer’s Certificate in accordance with Section 9.01(i) and stating that terms to be amended or supplemented in the Original Indenture, as set forth in this First Supplemental Indenture, conform to the text of the description of such terms in the Description of Notes contained in the Offering Memorandum; and

WHEREAS, all action on the part of the Issuers necessary to authorize this First Supplemental Indenture has been duly taken; and

WHEREAS, this First Supplemental Indenture will not result in a material modification of the 4.375% Senior Notes due 2018, 4.875% Senior Notes due 2020 and 5.375% Senior Notes due 2023 for Foreign Account Tax Compliance Act purposes; and

NOW THEREFORE, in consideration of the premises and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein or defined in reference to a stated document have the meanings given to such terms in the Indenture.

2. Modification of Indenture. Subject to the terms and conditions set forth herein, pursuant to Section 9.01 of the Indenture, the Indenture is hereby modified as follows:

a. Section 6.02 is hereby amended by adding “, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary” after the first occurrence of “Issuers” in the second sentence therein;

b. The first paragraph of Section 9.02 is hereby amended and restated in its entirety as follows:

“Except as provided below in this Section 9.02, the Issuers and the Trustee may amend or supplement the Notes of any series and this Indenture as it relates to such series of Notes (including Section 4.11 hereof) with the consent of the Holders of at least a majority in principal amount of the Notes of such series (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series of Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture as it relates to the Notes of any series may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes of such series (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series of Notes).”

3. Miscellaneous.

a. Incorporation of Indenture Provisions. The parties hereto agree that the terms of 12.08 (Governing Law), Sections 12.10 (Successors), 12.12 (Counterpart Originals) and 12.11 (Severability) of the Indenture are incorporated herein by reference, mutatis mutandis.

b. Effect of Amendment. The Issuers acknowledge and agree that this First Supplemental Indenture only amends, supplements and modifies the terms of the Indenture and does not constitute a novation, and the Issuers ratify and confirm the terms and provisions of, and its obligations under, the Indenture (as modified by this First Supplemental Indenture) and the Notes in all respects. Each of the parties hereto acknowledges and agrees that each reference in the Indenture and the Notes to the Indenture shall be deemed to be a reference to the Indenture as amended, supplemented and modified by this First Supplemental Indenture.

c. Trustee Disclaimer. The Trustee accepts the amendments of the Indenture effected by this First Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuers, or for or with respect to (i) the validity or sufficiency of this First Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuers by action or otherwise, (iii) the due execution hereof by the Issuers or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

d. Headings. The headings of the sections and subsections of this First Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

[signature pages to follow]

IN WITNESS WHEREOF, the undersigned have caused this First Supplemental Indenture to be executed by their respective authorized officers as of the date first above written.

GLP CAPITAL, L.P., as Issuer

By:	GAMING AND LEISURE PROPERTIES, INC., its general partner

By:	/s/ William J. Clifford
	Name:	William J. Clifford
	Title:	Chief Financial Officer

GLP FINANCING II, INC., as Issuer

By:	/s/ William J. Clifford
	Name:	William J. Clifford
	Title:	Chief Financial Officer

[Signature Page to First Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Stefan Victory
	Name:	Stefan Victory
	Title:	Vice President

[Signature Page to First Supplemental Indenture]